Exhibit 99.2

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use in the Registration Statement of Invitae Corporation on Form S-4 and in the Proxy Statement/Prospectus of Invitae Corporation, which is part of the Registration Statement, filed on July 27, 2020 (the “Registration Statement”), of our opinion dated June 21, 2020 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Invitae’s Financial Advisor”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “The Merger—Opinion of Invitae’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information”.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ PERELLA WEINBERG PARTNERS LP

New York, New York
July 27, 2020